NEWS RELEASE

June 21, 2007 – Vancouver, BC. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the "Company") today announced consolidated financial results for the year ending March 31, 2007.

For the year ending March 31, 2007 the Company had a consolidated loss of $8,737,141 or $0.21 per share compared to a consolidated loss of $5,602,336 or $0.19 per share for the year ending March 31, 2006 on fewer shares outstanding. The increase in spending was related to more exploration drilling, mine feasibility study costs and related staffing for the since deferred mine feasibility study and an increase of $1,450,949 in non-cash compensation costs for stock-based compensation.

Exploration expenses during the year ending March 31, 2007 were $4,819,692 or 53% of total expenses during the period, compared to $3,657,010 or 63% of total expenses for the year ended March 31, 2006. The increase in exploration spending was related to the expansion of the Company’ s exploration drilling program compared to the prior year. During the year the Company also performed additional geophysical survey work, permitting activities and completed an update of the resource calculation for the Borealis property.

During December 2006, the Company made the decision to place its near term focus on exploration of the Borealis property and deferred the development of a heap leach mine. On January 17, 2007 the Company announced the commencement of a $4.5 million 72-hole exploration program.

During the fiscal year the Company drilled 56 reverse circulation holes accounting for 54,530 total feet of drilling. The drilling and exploration activity had two broad focuses. The first was to increase the size of the Graben deposit and the second was to explore the Central and Western Pediments of the Borealis property. During the year, the Company discovered two new hydrothermal systems with annomolus gold under the pediments northwest of the Graben sulphide gold deposit (Central and Western Pediments). The drilling was partially guided by the results of the recently completed geophysical survey program designed to guide the Graben deposit drilling extension program

General administration, salaries, travel and consulting related expenses for the year ended March 31, 2007 totaled $3,848,414 or 42% of total expenses during the period, compared to $1,781,404 or 31% of total expenses for the prior fiscal year. The increase in general and administrative costs is partially due to the adoption of the fair value recognition policy of SFAS No. 123(R) regarding non-cash stock based compensation which resulted in an expense of $1,466,207 ($15,258 in the comparable period) being recognized in the current fiscal year and $172,000 was incurred for the closing of the Lakewood, Colorado engineering office. The Company also increased spending on investor relation’ s activities during the year.

Interest income earned from cash deposits was $322,725 for the year compared to $168,170 in the prior fiscal year, this being due to higher cash balances held in interest bearing bank accounts during fiscal 2007. On February 12, 2007, the Company closed a private placement of 5 million units at CAD$0.90 per unit (each unit consisted of one common share and a warrant to purchase an additional common share) and raised approximately CAD$4,390,000, net of fees. As at March 31, 2007, the company held approximately $7.2 million in cash balances.

Head Office: 810-1130 W. Pender St. – Vancouver, BC – Canada – V6E A4A
Toll Free: 1.888.261.2229

For the three months ending March 31, 2007 the Company had a net loss of $2,245,463 or $0.05 per share compared to a net loss of $2,413,502 or $0.08 per share for the same period in the prior year. Exploration expenses for the three months ending March 31, 2007, were $1,169,960 or 50% of total expenses during the period, compared to $1,892,183 or 77% of total expenses for the same period in the prior year. During the quarter ended March 31, 2007, exploration drilling costs were greater and expenses for engineering work were less than the prior years comparable quarter.

Borealis update

The Company is continuing its focus on the exploration of its wholly owned Borealis property. The 72-hole Borealis district exploration program designed to increase the Graben’ s sulphide gold resources and to discover new gold resources under the pediments of the property.

Gryphon Gold is a Nevada incorporated company acquiring, exploring and developing gold resources in North America. Gryphon’ s principal asset is the 1.8 million ounce (CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounce gold resource) Borealis property located in the Walker Lane gold belt of western Nevada.

Full financial statements and securities filings are available on our website www.gryphongold.com and at www.sec.gov or www.sedar.com.

For further information contact:
Tony Ker, President & Chief Executive Officer by Phone 604-261-2229 or by email tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to reserve and resource estimates, projections, our planned exploration programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section title "Risk Factors and Uncertainties" in our annual report for the year ended March 31, 2007 on Form 10-KSB filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report. This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. NI 43-101 and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures.

Head Office: 810-1130 W. Pender St. – Vancouver, BC – Canada – V6E A4A
Toll Free: 1.888.261.2229